SUB-ITEM 77Q1(e): NEW OR AMENDED INVESTMENT ADVISORY AGREEMENTS

     The form of Investment Advisory Agreement between Registrant and Brown Investment Advisory Incorporated regarding Brown Advisory Opportunity Fund, a series of Registrant, exhibit 99.D. to the Registrant's Registration Statement on Form N-1A as filed via EDGAR pursuant to Rule 485(a) of the Securities Act of 1933, as amended, accession number 0001275-05-000528, is incorporated into, and legally a part of, this filing.